                                                               EXHIBIT 23.1

The Board of Directors
Kentucky Kingdom, Inc.


We consent to the incorporation by reference in the registration statement (No.333-56075) on Form S-3 and registration statement (No. 333-48307) on Form S-4 of Premier Parks Inc. of our report dated December 12, 1997 except as to Notes J and K which are as of July 10, 1998 with respect to the balance sheet of Kentucky Kingdom, Inc. as of November 2, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-KA of Premier Parks Inc. dated
July 14, 1998.


/s/ Carpenter, Mountjoy & Bressler, PSC

Louisville, KY
July 13, 1998